Exhibit 99.1

ALTRIA HOLDS ANNUAL MEETING OF SHAREHOLDERS

▪	Altria announces Annual Meeting voting results

▪	Altria reaffirms 2013 full-year guidance for reported and adjusted diluted earnings per share

▪	Altria declares regular quarterly dividend of $0.44 per common share

RICHMOND, Va. - May 16, 2013 - Altria Group, Inc. (Altria) (NYSE: MO) held its Annual Meeting of Shareholders (Annual Meeting) today. Altria's Chairman and Chief Executive Officer, Marty Barrington, updated shareholders on Altria's continuing progress against its corporate Mission, which enables Altria to deliver superior returns to shareholders.
Voting Results for Altria's 2013 Annual Meeting
At today's Annual Meeting, Altria's shareholders elected to a one-year term each of the 11 nominees for director named in Altria's proxy statement; ratified the selection of PricewaterhouseCoopers LLP as Altria's independent registered public accounting firm for the fiscal year ending December 31, 2013; approved, on an advisory basis, the compensation of Altria's named executive officers; and defeated one shareholder proposal. Final voting results will be reported on a Current Report on Form 8-K.
2013 Full-Year Guidance
Altria reaffirms its 2013 full-year guidance for reported diluted earnings per share (EPS) to be in the range of $2.49 to $2.55. The forecast reflects the impact of Philip Morris USA Inc.'s (PM USA) previously announced settlement of the non-participating manufacturer (NPM) adjustment disputes with certain states as well as estimated SABMiller plc (SABMiller) special items.
Altria reaffirms its guidance for 2013 full-year adjusted diluted EPS, which excludes the special items shown in the table below, to be in the range of $2.35 to $2.41, representing a growth rate of 6% to 9% from an adjusted diluted EPS base of $2.21 in 2012.

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The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year adjusted to reported diluted EPS are shown in the table below.

Altria's Full-Year Earnings Per Share Guidance Excluding Special Items
	Full Year
	2013 Guidance			2012	Change
Reported diluted EPS	$2.49	to	$2.55	$2.06	21%	to	24%
Loss on early extinguishment of debt			—	0.28
NPM Adjustment			(0.15)	—
Asset impairment, exit and implementation costs			—	0.01
SABMiller special items			0.01	(0.08)
PMCC leveraged lease benefit			—	(0.03)
Tax items*			—	(0.03)
Adjusted diluted EPS	$2.35	to	$2.41	$2.21	6%	to	9%
* Excludes the tax impact of the Philip Morris Capital Corporation (PMCC) leveraged lease benefit.
Regular Quarterly Dividend
Following today's Annual Meeting, Altria's Board of Directors declared a regular quarterly dividend of $0.44 per common share, payable on July 10, 2013, to shareholders of record as of June 14, 2013. The ex-dividend date is June 12, 2013.
Remarks and Presentation
A copy of Mr. Barrington's prepared remarks and business presentation (including reconciliations of GAAP financial measures to non-GAAP financial measures) and a replay of the audio webcast of Altria's Annual Meeting are available on altria.com.
Altria's Profile
Altria directly or indirectly owns 100% of each of PM USA, U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and PMCC. Altria holds a continuing economic and voting interest in SABMiller.
The brand portfolios of Altria's tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle, Columbia Crest, 14 Hands and Stag's Leap Wine Cellars, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria's publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the period ended March 31, 2013.
These factors include the following: Altria's tobacco businesses (including PM USA, USSTC and Middleton) being subject to significant competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria's tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop new product technologies and markets within and potentially outside the United States; to broaden brand portfolios in order to compete effectively; and to improve productivity.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies' understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

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